AGL Resources Postpones Third Quarter Earnings Release and Conference Call

•	Company reviewing revenue recognition methodology for equity return on infrastructure replacement programs
•	No impact expected to operating cash flow, capital expenditure plans or dividend payments
•	Management currently expects a reduction to previously reported diluted earnings per share from continuing operations of approximately 3% for the first six months of 2014

AGL Resources announced today that the company is conducting a review of its historical application of accounting guidance primarily related to the timing of non-cash revenue recognition associated with its Georgia infrastructure replacement programs and expects to modify its financial statements. As a result of the additional time required to complete its review, the company is postponing its third quarter earnings release and conference call. The rescheduled date and time will be announced separately and are expected to be on or prior to the due date of the company’s Form 10-Q filing for the third quarter.

Importantly, a change in accounting treatment will not affect the company’s previously-reported operating cash flows, nor is it expected to impact capital expenditure plans or dividend payments. The company’s infrastructure replacement programs are expected to generate the same levels of return as previously communicated, as all amounts will be recovered in accordance with allowed recovery mechanisms. This review relates only to the timing of recognition and does not impact rates charged to customers.

The company determined that, in accordance with the accounting principles that govern financial statements, it should not capitalize, nor include within current income, an equity rate of return (ROR) on assets constructed as part of infrastructure replacement programs until the equity ROR is collected in rates to customers. For regulatory accounting purposes, which is the recognition methodology used by the company since 1998, the capitalization of the equity ROR on a regulated asset, and its inclusion within income, is permitted. As a result of modifying the recognition methodology, the company will reduce reported revenue and net income from certain prior periods, but will recognize the equity ROR component of income related to these assets as revenue and net income in subsequent periods. Based on its initial analysis, management currently expects a reduction to previously reported diluted earnings per share from continuing operations of approximately 3% for the first six months of 2014. The cumulative impact on prior years is expected to be less than 1% of the company’s total assets.

AGL Resources
AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services and midstream operations. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management and ownership and operation of natural gas storage facilities. AGL Resources is a member of the S&P 500 Index. For more information, visit www.aglresources.com.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include matters that are not historical facts, such as statements regarding our future operations, prospects, strategies, financial condition, economic performance (including growth and earnings), industry conditions and demand for our products and services. Because these statements involve anticipated events or conditions, forward-looking statements often include words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “expect,” “forecast,” “future,” “goal,” “indicate,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “would,” or similar expressions. Forward-looking statements contained in this press release include, without limitation, statements regarding financial results for 2014 and prior years; the timing of our third quarter earnings release, conference call and Form 10-Q filing; the timing, results and impact of the review of the accounting for equity return on infrastructure replacement programs; the timing and levels of return on our infrastructure replacement programs; and related expectations and assumptions.

Actual results may differ materially from those suggested by the forward-looking statements for a number of reasons including, but not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation including any changes related to climate change; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; the impact on cost and timeliness of construction projects by government and other approvals, development project delays, adequacy of supply of diversified vendors, unexpected change in project costs, including the cost of funds to finance these projects; limits on pipeline capacity; the impact of acquisitions and divestitures; our ability to successfully fully integrate operations that we have or may acquire or develop in the future, direct or indirect effects on our business, financial condition or liquidity resulting from any change in our credit ratings, or any change in the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions, including disruptions in the capital markets and lending environment; general economic conditions; uncertainties about environmental issues and the related impact of such issues, including our environmental remediation plans; the impact of new and proposed legislation in Illinois; the impact of changes in weather, including climate change, on the temperature-sensitive portions of our business; the impact of natural disasters, such as hurricanes, on the supply and price of natural gas; acts of war or terrorism; the outcome of litigation; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made. We disclaim any obligation to publicly revise any forward-looking statement, whether as a result of future events, new information or otherwise, except as required by law.

Contact:
Sarah Stashak
Director, Investor Relations
Office: 404-584-4577
sstashak@aglresources.com